CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                               iLink Telecom, Inc.
                              (Name of Corporation)

I the undersigned President and Secretary of iLink Telecom, Inc. do hereby certify that the Board of Directors of the said corporation at a meeting duly convened, held March 17, 1999 adopted a resolution to amend the original Articles of Incorporation:

                                   Article IV

         The capital stock of this Corporation shall consist of twenty five million (25,000,000) shares of common stock, with a par value of $0.001 per share, all of which stock shall be entitled to voting power, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

                                  Article IV A
          Preferences, Limitations and Relative Rights of Capital Stock

         (a) No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock. All shares of common stock shall have equal rights and privileges, including the following:

               1. All shares of common stock shall share equally in dividends. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may, from time to time, declare and the corporation may pay dividends in cash, property, or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in these Articles of Incorporation. When any dividend is paid or any other distribution is made, in whole or in part, from sources other than unreserved and unrestricted earned surplus, such dividend or distribution shall be identified as such, and the source and amount per share paid from each source shall be disclosed to the stockholder receiving the same concurrently with the distribution thereof and to all other stockholders not later than six months after the end of the Corporation's fiscal year during which such distribution was made.

               2. All shares of common stock shall share equally in distributions in partial liquidation. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may distribute, from time to time, to its stockholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets in cash or property, except when the Corporation is insolvent or when such distribution would render the Corporation insolvent. Each such distribution, when made, shall be identified as a distribution in partial liquidation, out of stated capital or capital surplus, and the source and amount per share paid from each source shall be disclosed to all stockholders of the

               Corporation concurrently with the distribution thereof. Any such distribution may be made by the Board of Directors from stated capital without the affirmative vote of any stockholders of the Corporation.

               3. Each outstanding share of common stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy.

         (b) The designations, powers, rights, preferences, qualifications, restrictions and limitations of the preferred stock shall be established from time to time by the Corporation's Board of Directors, in accordance with the Nevada Corporation Law.

         (c) 1. Cumulative voting shall not be allowed in elections of directors or for any purpose.

               2. No holders of shares of capital stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said Board in its discretion may determine.

               3. The Board of Directors may restrict the transfer of any of the Corporation's stock issued by giving the Corporation or any stockholder "first right of refusal to purchase" the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

               4. The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options, or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 1,597,204: that the said change(s) and amendment have been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                             ------------------------
                             President and Secretary



ACKNOWLEDGMENT;
PROVINCE OF BRITISH COLUMBIA
CITY OF VANCOUVER


On , 1999 personally appeared before me, a Notary Public, Amar Bahadoorsingh, who acknowledged he executed the above instrument on behalf of said Corporation.


                                            ---------------
                                            NOTARY PUBLIC